Exhibit 99.1
JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated January 14, 2008 (including amendments thereto) with respect to the Common Stock of Whitney Information Network, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: January 14, 2008	KINGSTOWN CAPITAL PARTNERS LLC

	By:	/s/ Michael Blitzer
Michael Blitzer Managing Partner

HUDSON STREET CAPITAL MANAGEMENT LLC

By:	/s/ Guy Shanon
Guy Shanon Managing Partner

/s/ Michael Blitzer
MICHAEL BLITZER

/s/ Guy Shanon
GUY SHANON